Exhibit 23.2

April 20, 2021

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 25, 2020 (except for Notes B, D, H, and L, as to which the date is April 20, 2021), with respect to the consolidated financial statements of Precision Acquisition MidCo, Inc. and subsidiaries, which are included in the Current Report on Form 8-K/A of Columbus McKinnon Corporation filed April 20, 2021, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Milwaukee, Wisconsin

April 20, 2021